Exhibit 99.1
Contact: Dan Cravens
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS FIRST QUARTER
FINANCIAL RESULTS
Highlights of US Airways Group, Inc.’s (the Company) first quarter results:
•	The Company reported a net loss excluding special items for the first quarter 2010 of $89 million, or ($0.55) per share, which compares favorably to the first quarter 2009 net loss excluding special items of $260 million, or ($2.28) per share. The Company’s year-over-year improvement was driven by higher passenger yields and a recovering economy.

•	On a GAAP basis, the Company reported a net loss for the first quarter 2010 of $45 million, or ($0.28) per share. This compares to the first quarter 2009 net loss of $103 million, or ($0.90) per share.

•	The Company’s total cash and investments balance on March 31, 2010 was $2.0 billion, of which $0.4 billion was restricted. The Company’s unrestricted cash position increased by $100 million as compared to Dec. 31, 2009.
TEMPE, Ariz., April. 27, 2010 — US Airways Group, Inc. (NYSE: LCC) today reported its first quarter financial results. Net loss for the first quarter was $89 million, or ($0.55) per share, which excludes special items totaling a net credit of $44 million. Net loss excluding special items for the first quarter 2009 was $260 million, or ($2.28) per share. On a GAAP basis, the Company reported a net loss of $45 million for its first quarter 2010, or ($0.28) per share, compared to a net loss of $103 million, or ($0.90) per share, for the same period in 2009.
See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We are very pleased with our improvement in financial performance as evidenced by our first quarter results. Our rate of improvement continues to outpace the industry and, on an absolute basis, our pre-tax margin (excluding special items) is among the best of the major network carriers.
“The improvement would have been even more pronounced except for extreme winter storms along the East Coast during the quarter, which impacted US Airways more than many of our competitors. We are grateful to our 30,000 fellow employees who did an exceptional job of taking care of our customers during a very difficult operational quarter.

“Looking forward, we believe we are well positioned for success in a dynamic and improving industry environment. The steps we have taken to improve our airline — focusing our flying on areas of competitive strength, increasing ancillary revenue generation, establishing industry leading operating reliability and keeping our costs in check — have clearly made a difference and are now complemented by a much improved industry revenue environment. We anticipate a profitable second quarter and expect our revenue momentum and cost discipline to continue,” concluded Parker.
Revenue and Cost Comparisons
Total revenues in the first quarter were up 7.9 percent despite a $30 million negative impact to revenue during February as a result of the severe winter storms on the East Coast. This improvement was driven by higher passenger yields resulting from an improving economy and the return of business traffic. Total revenue per available seat mile was 13.35 cents, up 11.1 percent versus the same period last year. Total passenger revenue per available seat mile (PRASM) in the first quarter was 11.58 cents, up 9.5 percent versus the first quarter 2009, driven by an 8.0 percent increase in mainline PRASM and a 14.9 percent increase in Express PRASM.
Total operating expenses in the first quarter were up 7.3 percent over the same period last year due principally to a 40.6 percent increase in mainline and Express fuel expense. Mainline cost per available seat mile (CASM) in the first quarter was 12.13 cents, up 9.8 percent versus the same period last year. Excluding fuel and special items, mainline CASM was 8.88 cents, up 2.9 percent from the same period last year, on a 2.4 percent decline in mainline ASMs. Express CASM excluding fuel was 14.62 cents, up 4.9 percent on a 5.1 percent decline in ASMs.
Liquidity
The Company’s unrestricted cash and investments balance increased by $100 million to $1.6 billion versus Dec. 31, 2009. As of March 31, 2010, the Company had approximately $2.0 billion in total cash and investments, of which $0.4 billion was restricted.
In addition, during the first quarter, the Company took delivery of two A320 and two A330 aircraft. The Company does not have any future scheduled aircraft deliveries until the third quarter 2011.
Special Items
The Company recognized special items totaling a credit of $44 million in its first quarter. These special items included: $5 million in aircraft costs as a result of the Company’s previously announced capacity reductions and $49 million of net realized gains related to the sale of certain investments in auction rate securities.
During the first quarter, the Company monetized approximately $131 million (book value) of its auction rate securities. In addition, in April, the Company monetized an additional $11 million and continues to look at other opportunities to reduce its exposure to these financial instruments. After these transactions, the Company currently holds approximately $59 million (book value) in auction rate securities.

Other First Quarter Notable Accomplishments
Strategic Initiatives
•	Announced with Delta Air Lines the proposed divestiture of 12 percent of the takeoff and landing slots involved in the previously announced slot transaction. This divestiture is contingent upon regulatory approval and the subsequent closing of the originally proposed Delta-US Airways transaction. Under the proposed divestiture transaction, AirTran Airlines, Inc., Spirit Airlines, Inc. and WestJet Airlines, Ltd. will each receive five pairs of takeoff and landing slots at LaGuardia and JetBlue Airways Corporation will receive five pairs of Washington National slots. Delta would then operate an additional 110 slot pairs at LaGuardia and US Airways would operate an additional 37 slot pairs at Washington National as well as gain access to the Sao Paulo and Tokyo route authorities.
New Destinations and Flights
•	Launched year-round service from Charlotte, N.C. to Melbourne, Fla.

•	Announced the resumption of nonstop service between Baton Rouge, La., and Charlotte, N.C., which will begin on June 24.

•	Introduced four new routes from the East Coast to Mexico and Canada
•	From Charlotte, N.C.
•	On May 31, begin daily, year-round service to Ottawa.

•	On June 5, begin year-round service to Puerto Vallarta and Los Cabos, Mexico.
•	From Philadelphia
•	On June 1, begin daily, year-round service to Halifax, Nova Scotia.
Marketing and Other Customer Initiatives
•	Began on January 12 a new bilateral codeshare agreement with El Salvador-based TACA Airlines, opening up new Central American offerings for US Airways customers at Managua, Nicaragua; San Salvador, El Salvador; Guatemala City, Guatemala; and Lima, Peru.

•	Began on April 3 a new bilateral codeshare agreement with Brussels Airlines, which provides connecting options to more than 20 new destinations in Europe and Africa, including points in Gambia, Senegal, Cameroon and Kenya.

•	Launched a new wireless Internet product, Gogo(R) Inflight Internet, on five of its Airbus A321 aircraft. Gogo, which is provided by Aircell, allows passengers to use their laptops or Wi-Fi enabled mobile devices to surf the Web, email friends and family, log into corporate Virtual Private Networks (VPN) and access online entertainment options. By June 1, all 51 A321s in US Airways’ fleet will be Gogo-equipped.

Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 12:00 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through May 27, 2010.
Immediately following the conference call, the airline will also provide its investor relations guidance on its Web site (www.usairways.com). Information that could be provided includes cost per available seat mile (CASM) excluding fuel and special items, fuel prices and hedging positions, other revenues and estimated interest expense/income. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2010.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,000 flights per day and serves more than 190 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 30,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 19,700 daily flights to 1,077 airports in 175 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C., at Ronald Reagan Washington National Airport. And for the eleventh consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration for its Charlotte hub line maintenance facility. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained or referred to herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; the Company’s high level of fixed obligations and its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in the Company’s financing arrangements; provisions in the Company’s credit card processing and other commercial agreements that may affect its liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the Company’s inability to maintain labor costs at competitive levels; the Company’s reliance on third party regional operators or third party service providers; the Company’s reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to the Company’s business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or the Company’s ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; changes in government legislation and regulation; the Company’s ability to operate and grow its route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the cyclical nature of the airline industry; the impact of possible future increases in insurance costs and disruptions to insurance markets; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended March 31, 2010 and in the Company’s other filings with the SEC, which are available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended
	March 31,		Percent
	2010	2009	Change

Operating revenues:
Mainline passenger	$1,698	$1,611	5.4
Express passenger	601	551	9.1
Cargo	33	24	37.1
Other	319	269	18.0

Total operating revenues	2,651	2,455	7.9

Operating expenses:
Aircraft fuel and related taxes	534	378	41.2
Loss (gain) on fuel hedging instruments, net:
Realized	—	197	nm
Unrealized	—	(170)	nm
Salaries and related costs	556	551	0.9
Express expenses:
Fuel	170	123	38.5
Other	480	481	(0.4)
Aircraft rent	171	178	(3.8)
Aircraft maintenance	157	174	(10.0)
Other rent and landing fees	134	131	2.8
Selling expenses	95	92	2.3
Special items, net	5	6	(22.8)
Depreciation and amortization	61	60	1.5
Other	298	279	6.9

Total operating expenses	2,661	2,480	7.3

Operating loss	(10)	(25)	(60.7)

Nonoperating income (expense):
Interest income	5	6	(14.2)
Interest expense, net	(82)	(71)	15.9
Other, net	42	(13)	nm

Total nonoperating expense, net	(35)	(78)	(54.9)

Loss before income taxes	(45)	(103)	(56.3)

Income tax provision	—	—	—

Net loss	$(45)	$(103)	(56.2)

Loss per common share:
Basic	$(0.28)	$(0.90)

Diluted	$(0.28)	$(0.90)

Shares used for computation (in thousands):
Basic	161,115	114,121

Diluted	161,115	114,121

US Airways Group, Inc.
Operating Statistics

	3 Months Ended
	March 31,		Percent
	2010	2009	Change

Mainline
Revenue passenger miles (millions)	13,053	13,309	(1.9)
Available seat miles (ASM) (millions)	16,579	16,979	(2.4)
Passenger load factor (percent)	78.7	78.4	0.3	pts
Yield (cents)	13.01	12.10	7.5
Passenger revenue per ASM (cents)	10.24	9.49	8.0

Passenger enplanements (thousands)	11,985	12,409	(3.4)
Departures (thousands)	108	117	(7.5)
Aircraft at end of period	347	347	—

Block hours (thousands)	286	304	(5.9)
Average stage length (miles)	959	934	2.6
Average passenger journey (miles)	1,599	1,527	4.8
Fuel consumption (gallons in millions)	247	258	(4.3)
Average aircraft fuel price including related taxes (dollars per gallon)	2.17	1.47	47.6
Average aircraft fuel price including related taxes and realized loss on fuel hedging instruments, net (dollars per gallon)	2.17	2.23	(2.9)
Full-time equivalent employees at end of period	30,439	32,245	(5.6)

Operating cost per ASM (cents)	12.13	11.05	9.8
Operating cost per ASM excluding special items (cents)	12.10	12.02	0.7
Operating cost per ASM excluding special items and fuel (cents)	8.88	8.63	2.9

Express*
Revenue passenger miles (millions)	2,270	2,374	(4.4)
Available seat miles (millions)	3,279	3,455	(5.1)
Passenger load factor (percent)	69.2	68.7	0.5	pts
Yield (cents)	26.49	23.22	14.1
Passenger revenue per ASM (cents)	18.34	15.95	14.9

Passenger enplanements (thousands)	5,946	5,978	(0.5)
Aircraft at end of period	282	293	(3.8)
Fuel consumption (gallons in millions)	77	81	(4.9)
Average aircraft fuel price including related taxes (dollars per gallon)	2.20	1.51	45.7

Operating cost per ASM (cents)	19.80	17.48	13.3
Operating cost per ASM excluding fuel (cents)	14.62	13.93	4.9

TOTAL — Mainline & Express
Revenue passenger miles (millions)	15,323	15,683	(2.3)
Available seat miles (millions)	19,858	20,434	(2.8)
Passenger load factor (percent)	77.2	76.7	0.5	pts
Yield (cents)	15.01	13.79	8.9
Passenger revenue per ASM (cents)	11.58	10.58	9.5
Total revenue per ASM (cents)	13.35	12.02	11.1
Passenger enplanements (thousands)	17,931	18,387	(2.5)
Aircraft at end of period	629	640	(1.7)
Fuel consumption (gallons in millions)	324	339	(4.5)
Average aircraft fuel price including related taxes (dollars per gallon)	2.18	1.48	47.1
Operating cost per ASM (cents)	13.40	12.14	10.4

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and Express CASM excluding special items and fuel to evaluate the Company’s operating performance.

	3 Months Ended
Reconciliation of Net Loss Excluding Special Items for	March 31,
US Airways Group, Inc.	2010	2009
	(In millions, except share and per share amounts)

Net loss as reported	$(45)	$(103)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	(170)
Special items, net (2)	5	6
Nonoperating special items, net (3)	(49)	7

Net loss as adjusted for special items	$(89)	$(260)

	3 Months Ended
Reconciliation of Basic and Diluted Loss Per Share As	March 31,
Adjusted for Special Items for US Airways Group, Inc.	2010	2009

Net loss as adjusted for special items	$(89)	$(260)

Shares used for computation (in thousands):
Basic	161,115	114,121

Diluted	161,115	114,121

Loss per share as adjusted for special items:
Basic	$(0.55)	$(2.28)

Diluted	$(0.55)	$(2.28)

	3 Months Ended
Reconciliation of Operating Loss Excluding Special Items for	March 31,
US Airways Group, Inc.	2010	2009

Operating loss as reported	$(10)	$(25)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	(170)
Special items, net (2)	5	6

Operating loss as adjusted for special items	$(5)	$(189)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	March 31,
Items and Fuel — Mainline only for US Airways Group, Inc.	2010	2009

Total operating expenses	$2,661	$2,480
Less Express expenses:
Fuel	(170)	(123)
Other	(480)	(481)

Total mainline operating expenses	2,011	1,876

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	170
Special items, net (2)	(5)	(6)

Mainline operating expenses, excluding special items	2,006	2,040

Fuel:
Aircraft fuel and related taxes	(534)	(378)
Realized loss on fuel hedging instruments, net (4)	—	(197)

Mainline operating expenses, excluding special items and fuel	$1,472	$1,465

(In cents)
Mainline operating expenses per ASM	$12.13	$11.05

Special items per ASM:
Unrealized gain on fuel hedging instruments, net (1)	—	1.00
Special items, net (2)	(0.03)	(0.04)

Mainline operating expenses per ASM, excluding special items	12.10	12.02

Fuel per ASM:
Aircraft fuel and related taxes	(3.22)	(2.23)
Realized loss on fuel hedging instruments, net (4)	—	(1.16)

Mainline operating expenses per ASM, excluding special items and fuel	$8.88	$8.63

	3 Months Ended
Reconciliation of Operating Cost per ASM Excluding Fuel —	March 31,
Express only for US Airways Group, Inc.	2010	2009

Total Express operating expenses	$650	$604
Aircraft fuel and related taxes	(170)	(123)

Express operating expenses, excluding fuel	$480	$481

(In cents)
Express operating expenses per ASM	$19.80	$17.48
Aircraft fuel and related taxes per ASM	(5.18)	(3.55)

Express operating expenses per ASM, excluding fuel	$14.62	$13.93

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
FOOTNOTES:

1)
The 2009 first quarter included $170 million of net unrealized gains resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments. These unrealized gains were due primarily to the reversal of unrealized losses recognized in prior periods as hedge transactions settled in the 2009 period.

2)
The 2010 first quarter included $5 million in aircraft costs as a result of the Company’s previously announced capacity reductions. The 2009 first quarter included $5 million in aircraft costs and $1 million in severance charges, both as a result of capacity reductions.

3)
The 2010 first quarter included $49 million of net realized gains related to the sale of certain investments in auction rate securities. The 2009 first quarter included $7 million in other-than-temporary non-cash impairment charges for investments in auction rate securities.

4)	The 2009 first quarter included $197 million of net realized losses on settled fuel hedge transactions.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 31, 2010	December 31, 2009
Assets

Current assets
Cash and cash equivalents	$1,532	$1,299
Accounts receivable, net	416	285
Materials and supplies, net	227	227
Prepaid expenses and other	564	520

Total current assets	2,739	2,331

Property and equipment
Flight equipment	4,094	3,852
Ground property and equipment	888	883
Less accumulated depreciation and amortization	(1,206)	(1,151)

	3,776	3,584
Equipment purchase deposits	41	112

Total property and equipment	3,817	3,696

Other assets
Other intangibles, net	496	503
Restricted cash	442	480
Investments in marketable securities	70	203
Other assets	244	241

Total other assets	1,252	1,427

Total assets	$7,808	$7,454

Liabilities and Stockholders’ Deficit

Current liabilities
Current maturities of debt and capital leases	$481	$502
Accounts payable	370	337
Air traffic liability	1,110	778
Accrued compensation and vacation	187	178
Accrued taxes	209	141
Other accrued expenses	827	853

Total current liabilities	3,184	2,789

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,125	4,024
Deferred gains and credits, net	358	377
Employee benefit liabilities and other	588	619

Total noncurrent liabilities and deferred credits	5,071	5,020

Stockholders’ deficit
Common stock	2	2
Additional paid-in capital	2,110	2,107
Accumulated other comprehensive income	40	90
Accumulated deficit	(2,586)	(2,541)
Treasury stock	(13)	(13)

Total stockholders’ deficit	(447)	(355)

Total liabilities and stockholders’ deficit	$7,808	$7,454